[LOGO] FARMER, FUQUA & HUFF, P.C.
                          Accountants and Consultants

555 Republic Drive, Suite 490                                       214.473.8000
Plano, Texas 75074                                             Fax: 214.473.8007


              Consent of Independent Certified Public Accountants

We have issued our report dated July 31, 2007, accompanying the financial statements and selected per share data and ratios of Armstrong Associates, Inc. We consent to the use of the aforementioned report and to the use of our name as it appears in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Other Information - Independent Auditors".

/s/ Farmer, Fuqua & Huff, PC

Farmer, Fuqua & Huff, PC
Plano, Texas
August 22, 2007


                Public Company Accounting Oversight Board (PCAOB)
                   AICPA Center for Public Company Audit Firms
     Private Companies Practice Section of the AICPA Division for CPA Firms